Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to the Employment Agreement dated December 19, 2012 (the “Employment Agreement”) between Omni Bio Pharmaceutical, Inc., 5350 S. Roslyn, Suite 430, Greenwood Village, CO (the “Employer”) and Bruce E. Schneider, PhD, 112 Shandon Place, Malvern, PA 19355 (the “Executive”) is dated and effective as of the 1st day of January, 2014. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, Employer and Executive agree as follows:

1.            Term. Section 1 of the Employment Agreement is hereby amended and restated in its entirety as follows:

Subject to the terms of the Agreement, the Agreement shall commence on January 1, 2013 and shall terminate on the earlier of December 31, 2014 (the “Term”), the Executive’s death or legally-determined disability, or the termination of the Employment Agreement in accordance with the provisions contained in Section 6 of the Employment Agreement (the “Termination Date”). The Employment Agreement may be renewed on an annual basis upon mutual written agreement of Employer and Executive.

2.            Compensation. Section 4(a) of the Employment Agreement is hereby amended and restated in its entirety as follows:

Commencing on January 1, 2013, and continuing during the Term of this Agreement, the Employer shall pay to the Executive for the loyal and consistent services provided to it hereunder a salary of $15,000 per month (“Base Salary”). Subject to the Employer raising additional financing of at least $1.5 million (the “Financing”), the Executive agrees to defer $5,000 per month of his Base Salary (the “Deferred Salary”). Upon the closing of the Financing, all Deferred Salary will be due and payable within 30 days.

3.            Anti-Dilution. Section 4 of the Employment Agreement is hereby amended by adding the following clause (f) to the end of Section 4:

(f)     The warrants set forth in Section 4(c) of the Agreement (the “Warrants”) shall be subject to an anti-dilution feature that cause the issuance of additional warrants to Executive to compensate for the dilution of the Warrants from the sale or issuance of securities in future equity or equity-based offerings. In the event of a future dilutive issuance of equity or equity-based derivative securities by Employer prior to the expiration date of the Warrants (other than equity or equity-based derivative securities issued to directors, officers and consultants), and as soon as practicable after the occurrence of such dilutive event, the Board of Directors of Employer will grant Executive a warrant to purchase such proportional number of additional shares of common stock of Employer, at an exercise price equal to the fair market value of Employer’s common stock on the grant date, as shall be necessary for Executive to maintain his overall percentage ownership in Employer on a fully diluted basis after such dilutive event.

4.     Full Force and Effect. Except as expressly modified by this Amendment, all provisions of the Employment Agreement shall continue in full force and effect. This Amendment shall be effective as of the date first set forth above.

5.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Colorado without regard to conflict of law provisions.

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IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed on the date first above written.

OMNI BIO PHARMACEUTICAL, INC.

By: /s/ Robert C. Ogden
Its: Chief Financial Officer

Bruce E. Schneider

By: /s/ Bruce E. Schneider